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                                                                 EXHIBIT 4.5

                            SEAGATE TECHNOLOGY, INC.

                              EXECUTIVE STOCK PLAN
                         (As amended November 20, 1995)


1.   PURPOSE OF THE PLAN.

     The purpose of the Plan is to increase shareholder value and advance the success of the Company by increasing the desire of key employees to continue their employment with the Company and by increasing Company stock ownership among key employees.

2.   DEFINITIONS.

     As used herein, the following definitions shall apply:

     (a) "BOARD" shall mean the Committee or the Board of Directors of the Company if no Committee is then designated.

     (b) "COMMITTEE" shall have the meaning as specified in Section 4(a) of the Plan.

     (c)  "COMMON STOCK" shall mean the Common Stock of the Company.

     (d)  "COMPANY" shall mean Seagate Technology, Inc., a Delaware corporation.

     (e)  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     (f) "EXECUTIVE" shall mean a senior executive officer of the Company or any of its Subsidiaries who has been selected to participate under the Plan pursuant to Section 4(b).

     (g)  "PLAN" means this Executive Stock Plan.

     (h)  "SHARE" shall mean a share of Common Stock.

     (i) "STOCK PURCHASE AGREEMENT" shall mean an agreement in the form approved by the Board to purchase Common Stock of the Company pursuant to the Plan.

     (j) "STOCK PURCHASE RIGHT" shall mean the right to purchase Shares under the Plan.

     (k) "SUBSIDIARY" shall mean a subsidiary corporation of the Company, whether now existing or hereafter created.
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 3.  STOCK SUBJECT TO THE PLAN.

     Subject to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares which may be sold under the Plan is 2,000,000 Shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

     If Shares are repurchased by the Company pursuant to a Stock Purchase Agreement, such Shares, unless the Plan shall have been terminated, shall become available for reissuance under the Plan.

4.   ADMINISTRATION OF THE PLAN.

     (a) PROCEDURE. The Plan shall be administered by (i) the Board if the Board may administer the Plan in compliance with Rule 16b-3 promulgated under the Exchange Act or any successor rule thereto ("Rule 16b-3"), or (ii) a Committee designated by the Board to administer the Plan, which Committee shall be constituted in such a manner as to permit the Plan to comply with Rule 16b-3. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. Subject to the preceding sentence, from time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan.

     (b) POWERS OF THE BOARD. Subject to the provisions of the Plan, the Board shall have the authority in its discretion (i) to select the Executives to whom Stock Purchase Rights may from time to time be granted hereunder; (ii) to determine the terms and conditions of any Stock Purchase right granted hereunder; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) with the consent of the holder, to modify or amend such holders' Stock Purchase Agreement; (vi) to authorize any person to execute on behalf of the Company any instrument required to effect the Plan; and (vii) to make other determinations deemed necessary or advisable for the administration of the Plan.

     (c) EFFECT OF BOARD'S DECISION. All decisions, determinations and interpretations of the Board shall be final and binding on the Executives.

5.   ELIGIBILITY

     Stock Purchase Rights may be granted only to Executives. Each grant of a Stock Purchase Right shall be evidenced by a Notice of Grant of Stock Purchase Right and each Stock Purchase Right shall be evidenced by a written Stock Purchase Agreement. The Stock Purchase Agreement shall specify the applicable vesting restrictions and shall be in such form and contain such terms and conditions as the Board, in its sole discretion, shall determine. Neither the Plan nor any Stock Purchase Agreement confers upon any Executive any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the Executive's right or the right of the Company to terminate the Executive's employment at any time.


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 6.  TERM OF PLAN

     The Plan was adopted by the Board in December 1989 and approved by the stockholders of the Company in September 1990. The Plan shall continue in effect for an indefinite term unless terminated by the Board under Section 10 of the Plan.

7.   CONSIDERATION AND TERMS OF EXERCISE

     (a) DETERMINATION OF PRICE. The price of Shares to be purchased, the terms of payment, and consideration to be paid for the Shares, shall be determined by the Board, provided, however, that the purchase price shall not be less than $.01 per Share (the par value of the Company's Common Stock) nor greater than any amount required in order to assure compliance with applicable state law.

     (b) PAYMENT. The purchase price of the Shares acquired pursuant to a Stock Purchase Right shall be paid in cash at the time of purchase.

     (c) STOCK WITHHOLDING TO SATISFY TAX OBLIGATIONS. The Board may, in its discretion, permit an Executive to satisfy any withholding tax obligation that arises in connection with the vesting of Shares by electing to have the Company withhold from such vested Shares that number of Shares having a fair market value equal to the amount required to be withheld. Elections by Executives to have Shares withheld for this purpose shall be made in writing in a form acceptable to the Board and shall be subject to such restrictions and limitations as the Board may specify.

8.   EXERCISABILITY AND NON-TRANSFERABILITY OF STOCK PURCHASE RIGHT

     Each Stock Purchase Right granted to an Executive pursuant to this Plan must be exercised within sixty (60) days after the date of grant of the Stock Purchase Right. For purposes of the preceding sentence, unless otherwise specified by the Board the "date of grant" of a Stock Purchase Right shall mean the later of (i) the date the Board approves the grant or (ii) the date the Notice of Grant of Stock Purchase Rights is delivered to the Executive. Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner and shall expire immediately upon the death of an Executive or the termination of such Executive's employment with the Company.

9.   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     Subject to any required action by the stockholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.


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 10. AMENDMENT AND TERMINATION OF THE PLAN

     (a) AMENDMENT AND TERMINATION. The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Executive under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation), the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

     (b) EFFECT OF AMENDMENT OR TERMINATION. Any such amendment or termination of the Plan shall not affect Shares already subject to Stock Purchase Agreements, except as provided in said Stock Purchase Agreements.

11.  COMPLIANCE WITH LAWS AND REGULATIONS

     Shares shall not be issued under this Plan unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including without limitation, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, state securities laws and the requirements of any stock exchange upon which Shares may then be listed.

12.  RESERVATION OF SHARES

     The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

13.  STOCKHOLDER APPROVAL

     The Plan, the grant of Stock Purchase Rights and the purchase of Shares hereunder shall be subject to approval by holders of a majority of the outstanding shares of Common Stock of the Company, which approval shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, within such time as required by Rule 16b-3 or other applicable law.


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